Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Iovance Biotherapeutics, Inc. on Form S-3 (File No. 333-222340), Form S-3 (File No. 333-214073), Form S-3 (File No. 333-212373), Form S-8 (File No. 333-217638), Form S-8 (File No. 333-205097), and Form S-8 (File No. 333-214567) of our report dated March 12, 2018, with respect to our audits of the consolidated financial statements of Iovance Biotherapeutics, Inc. as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 and our report dated March 12, 2018 with respect to our audit of the effectiveness of internal control over financial reporting of Iovance Biotherapeutics, Inc. as of December 31, 2017, which reports are included in this Annual Report on Form 10-K of Iovance Biotherapeutics, Inc. for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 12, 2018